UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

ENTERPRISE PRODUCTS PARTNERS L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Enterprise Products Partners L.P.
1100 Louisiana Street
10th Floor
Houston, Texas 77002

December 31, 2007

To our unitholders:

You are cordially invited to attend a special meeting of the unitholders of Enterprise Products Partners L.P. (the “partnership”) to be held at the partnership’s offices at 1100 Louisiana Street, 18th Floor, Houston, Texas 77002 on Tuesday, January 29, 2008, at 1:00 p.m. Houston, Texas time. The board of directors of Enterprise Products GP, LLC, our general partner, which we refer to as our board of directors, has called the special meeting. At this important meeting, you will be asked to consider and vote upon a proposal to approve the terms of the Enterprise Products 2008 Long-Term Incentive Plan (the “2008 Incentive Plan”), which provides for awards of options to purchase our common units, awards of our restricted units, awards of our phantom units, awards of distribution equivalent rights, or DERs, and awards of common unit appreciation rights to employees and consultants of EPCO, Inc., a Texas corporation (“EPCO”), and its and our affiliates who provide services to EPCO for us or our subsidiaries and non-employee directors of our general partner (the “2008 Incentive Plan Proposal”).

Our board of directors has unanimously approved the 2008 Incentive Plan Proposal and the reservation and issuance from time to time of common units by us under the 2008 Incentive Plan. Our board of directors believes that the 2008 Incentive Plan Proposal is in the best interests of our unitholders and the partnership and unanimously recommends that the unitholders approve the 2008 Incentive Plan Proposal.

Our currently effective incentive plan, the Enterprise Products 1998 Long-Term Incentive Plan (as amended and restated as of November 5, 2007, the “1998 Incentive Plan”), permits us to issue a maximum of 7,000,000 of our common units. As of December 20, 2007, awards for 5,760,844 common units had been granted and 1,239,156 common units remained available for issuance under our 1998 Incentive Plan. We expect substantially all of these remaining common units available for grant will be awarded in 2008 and are therefore seeking approval of awards under the new plan to provide for additional common units for future grants to employees and consultants of EPCO and its and our affiliates who perform services for the partnership and our subsidiaries and non-employee directors of our general partner. A copy of the form of 2008 Incentive Plan is attached to this proxy statement as Exhibit A. The 1998 Incentive Plan will continue in effect and will not be affected by the 2008 Incentive Plan.

Your vote is very important.  Even if you plan to attend the special meeting, we urge you to mark, sign and date the enclosed proxy card and return it promptly. You will retain the right to revoke it at any time before the vote or to vote your common units personally if you attend the special meeting. The form of proxy provides unitholders the opportunity to vote on the 2008 Incentive Plan Proposal.

However, the 2008 Incentive Plan Proposal will not be effective unless approved by the unitholders.  A quorum of more than 50% of our outstanding common units present in person or by proxy will permit us to conduct the proposed business at the special meeting. Our partnership agreement does not require that we present the 2008 Incentive Plan Proposal to our unitholders for approval. However, under the rules of the New York Stock Exchange, the 2008 Incentive Plan Proposal requires the approval of a majority of the votes cast by our unitholders, provided that the total votes cast on the proposal represents at least 50% of all common units entitled to vote.

I urge you to review carefully the attached proxy statement, which contains a detailed description of the 2008 Incentive Plan Proposal to be voted upon at the special meeting.

Sincerely,

/s/ MICHAEL A. CREEL

MICHAEL A. CREEL
Chief Executive Officer of
Enterprise Products GP, LLC
on behalf of Enterprise Products Partners L.P.

ENTERPRISE PRODUCTS PARTNERS L.P.
1100 Louisiana Street
10th Floor
Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF UNITHOLDERS
To Be Held On January 29, 2008

To our unitholders:

A special meeting of our unitholders will be held at the partnership’s offices, 1100 Louisiana Street, 18th Floor, Houston, Texas 77002 on January 29, 2008, at 1:00 p.m. Houston, Texas time. At the meeting, our unitholders will act on a proposal (the “2008 Incentive Plan Proposal”) to approve the terms of the Enterprise Products 2008 Long-Term Incentive Plan (the “2008 Incentive Plan”), which provides for awards of options to purchase our common units, awards of our restricted units, awards of our phantom units, awards of DERs and awards of common unit appreciation rights to employees of EPCO, Inc., a Texas corporation (“EPCO”), which controls our general partner, and its and our affiliates who provide services to us and/or EPCO and non-employee directors of Enterprise Products GP, LLC, our general partner. A copy of the form of 2008 Incentive Plan is attached to this proxy statement as Exhibit A.

The form of proxy provides unitholders the opportunity to vote on the 2008 Incentive Plan Proposal. However, the 2008 Incentive Plan Proposal will not be effective unless approved by the unitholders. A quorum of more than 50% of our outstanding common units present in person or by proxy will permit us to conduct the proposed business at the special meeting. Our partnership agreement does not require that we submit the 2008 Incentive Plan Proposal to unitholders for a vote. However, under the rules of the New York Stock Exchange, the 2008 Incentive Plan Proposal requires the approval of a majority of the votes cast by our unitholders, provided that the total votes cast on the proposal represent at least 50% of all common units entitled to vote. We may adjourn the special meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Incentive Plan Proposal.

We have set the close of business on December 20, 2007 as the record date for determining which unitholders are entitled to receive notice of and to vote at the special meeting and any postponements or adjournments thereof. A list of unitholders entitled to vote is on file at our principal offices, 1100 Louisiana Street, 10th Floor, Houston, Texas 77002, and will be available for inspection by any unitholder during the meeting.

Your Vote is Very Important.  If you cannot attend the special meeting, you may vote by telephone or over the Internet as instructed on the enclosed proxy card or by mailing the proxy card in the enclosed postage-prepaid envelope. Any unitholder attending the meeting may vote in person, even though he or she already has returned a proxy card.

BY ORDER OF THE BOARD OF DIRECTORS
OF ENTERPRISE PRODUCTS GP, LLC,
the general partner of ENTERPRISE PRODUCTS
PARTNERS L.P.

/s/ RICHARD H. BACHMANN

RICHARD H. BACHMANN
Executive Vice President, Chief Legal
Officer and Secretary
Enterprise Products GP, LLC

Houston, Texas
December 31, 2007

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROXY STATEMENT IS DATED DECEMBER 27, 2007. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF THAT DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

ENTERPRISE PRODUCTS PARTNERS L.P.
1100 Louisiana Street
10th Floor
Houston, Texas 77002

PROXY STATEMENT

SPECIAL MEETING OF UNITHOLDERS
JANUARY 29, 2008

This proxy statement contains information related to the special meeting of unitholders of Enterprise Products Partners L.P. (the “partnership”) and any postponements or adjournments thereof. This proxy statement and the accompanying form of proxy are first being mailed to our unitholders on or about December 31, 2007.

QUESTIONS AND ANSWERS

The following is qualified in its entirety by the more detailed information contained in or incorporated by reference in this proxy statement. Unitholders are urged to read carefully this proxy statement in its entirety. FOR ADDITIONAL COPIES OF THIS PROXY STATEMENT OR PROXY CARDS, OR IF YOU HAVE ANY QUESTIONS ABOUT THE SPECIAL MEETING, CONTACT THE COMPANY’S INVESTOR RELATIONS DEPARTMENT AT (866) 230-0745.

Q:	Who is soliciting my proxy?

A:	Enterprise Products GP, LLC, our general partner (“Enterprise Products GP” or the “general partner”), is sending you this proxy statement in connection with its solicitation of proxies for use at our special meeting of unitholders. Certain directors and officers of our general partner, certain employees of EPCO, Inc., a Texas corporation (“EPCO”), and its affiliates providing services to us may also solicit proxies on our behalf by mail, phone, fax or in person.

Q:	How will my proxy be voted?

A:	Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote all executed proxy cards in accordance with the recommendations of the board of directors of our general partner (which we refer to as our board of directors), which is to vote FOR the proposal. With respect to any other matter that properly comes before the special meeting, the proxy holders will vote as recommended by the board of directors, or, if no recommendation is given, in their own discretion.

Q:	When and where is the special meeting?

A:	The special meeting will be held on January 29, 2008, at 1:00 p.m. Houston, Texas time at the partnership’s offices, 1100 Louisiana Street, 18th Floor, Houston, Texas 77002.

The special meeting may be adjourned to another date and/or place for any proper purposes (including, without limitation, for the purpose of soliciting additional proxies). However, our partnership agreement also provides that, in the absence of a quorum, the special meeting may be adjourned from time to time by the affirmative vote of a majority of the outstanding common units represented either in person or by proxy.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, our unitholders will act upon:

A proposal to approve the terms of the Enterprise Products 2008 Long-Term Incentive Plan (the “2008 Incentive Plan”), which provides for awards of options to purchase our common units, awards of our restricted units and awards of our phantom units to employees and consultants of EPCO, which controls our general partner, and its and our affiliates who provide services for us or our subsidiaries and non-employee directors of our general partner (collectively, the “2008 Incentive Plan Proposal”). A copy of the form of 2008 Incentive Plan is attached to this proxy statement as Exhibit A.

Q:	Who is entitled to vote at the special meeting?

A:	All unitholders who owned our common units at the close of business on the record date, December 20, 2007, are entitled to receive notice of the special meeting and to vote the common units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting. Each unitholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Q:	How do I vote?

A:	Mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope, or vote by telephone or electronically, as soon as possible so that your common units may be represented at the special meeting. You may also attend the special meeting and vote your common units in person. Holders whose common units are held in “street name” through brokers or other nominees who wish to vote at the special meeting will need to obtain a “legal” proxy from the institution that holds their common units. Even if you plan to attend the special meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card in advance of the special meeting.

Q:	How do I vote by telephone or electronically?

A:	If you are a registered unitholder (that is, you hold your common units in certificate form), you may vote by telephone or through the Internet by following the instructions included with your proxy card. If your common units are held in “street name,” you will receive instructions from your broker or other nominee describing how to vote your common units. Certain of these institutions may offer telephone and Internet voting. Please refer to the information forwarded by your bank, broker or other nominee to see which options are available to you. The deadline for voting by telephone or through the Internet is 11:59 p.m. Eastern Daylight Time on January 28, 2008, the night before the special meeting.

Q:	If my common units are held in “street name” by my broker, will my broker or other nominee vote my common units for me?

A:	If you own your common units in “street name” through a broker or nominee, your broker or nominee will not be permitted to exercise voting discretion with respect to the matters to be acted upon at the special meeting. Thus, if you do not give your broker or nominee specific instructions, your common units will not be voted on the proposal.

Q:	What do I do if I want to change my vote?

A:	To change your vote after you have submitted your proxy card, send in a later-dated, signed proxy card to us or attend the special meeting and vote in person. You may also revoke your proxy by sending in a notice of revocation to us at the address set forth in the notice. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy. If you have instructed your broker or other nominee to vote your common units, you must follow the procedure your broker or nominee provides to change those instructions.

Q:	What is the recommendation of the board of directors?

A:	The board of directors recommends that you vote FOR the 2008 Incentive Plan Proposal.

On December 10, 2007, our board of directors, including each of our directors who meet the independence requirements of the New York Stock Exchange (the “NYSE”), unanimously approved the reservation and issuance from time to time of common units by us under the 2008 Incentive Plan Proposal.

Q:	What effect will the 2008 Incentive Plan Proposal have on the Enterprise Products 1998 Long-Term Incentive Plan, amended and restated as of November 5, 2007 (the “1998 Incentive Plan”)?

A:	The 1998 Incentive Plan will continue in effect and will not be affected by the 2008 Incentive Plan. The 1998 Incentive Plan permits us to issue a maximum of 7,000,000 of our common units. As of December 20, 2007, awards for 5,760,844 common units had been granted and 1,239,156 common units remained available for issuance under the 1998 Incentive Plan. However, if any award is forfeited or otherwise terminates or is cancelled without delivery of common units, then the common units covered by such award, to the extent forfeited, terminated or cancelled, are again common units with respect to which awards may be granted. We expect substantially all of these remaining common units available for grant will be awarded in 2008 and are therefore seeking approval of awards under the new plan to provide for additional common units for future grants to employees and consultants of EPCO and its and our affiliates who perform services for us or our subsidiaries and non-employee directors of our general partner.

Q:	What constitutes a quorum?

A:	If more than 50% of our outstanding common units on the record date are present in person or by proxy at the special meeting, that will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Your common units will be counted as present at the special meeting if you:

• are present and vote in person at the meeting; or

• have submitted a properly executed proxy card.

Proxies received but marked as abstentions will be counted as common units that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding common units in “street name” indicating that the broker does not have discretionary authority as to certain common units to vote on the proposals (a “broker non-vote”), such common units will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered entitled to vote.

Q:	What vote is required to approve the proposals?

A:	Under the New York Stock Exchange Listed Company Manual (“NYSE Manual”), the 2008 Incentive Plan Proposal requires the approval of a majority of the votes cast by our unitholders, provided that the total votes cast on the proposal represent more than 50% of all common units entitled to vote. Votes “for” and “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions in respect of the proposal, which is referred to the “NYSE Votes Cast,” must be greater than 50% of the total of our outstanding common units. Once the NYSE Votes Cast requirement is satisfied, the number of votes cast “for” the Incentive Plan Proposal must represent a majority of the NYSE Votes Cast in respect of such proposal in order to be approved. Thus, broker non-votes can make it difficult to satisfy the NYSE Votes Cast requirement, and abstentions have the effect of a vote against the Incentive Plan Proposal.

The form of proxy provides unitholders the opportunity to vote on the 2008 Incentive Plan Proposal. However, the 2008 Incentive Plan Proposal will not be effective unless approved by the unitholders.

A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) FOR the 2008 Incentive Plan Proposal.

Dan L. Duncan is the beneficial owner of 34.4% of our outstanding common units as of December 20, 2007 (the “Duncan Units”). Dan L. Duncan has stated his intention to vote the Duncan Units in favor of the 2008 Incentive Plan Proposal. Because the approval of the proposal by Dan L. Duncan is not sufficient to approve the proposal, we encourage you to take part in the decision process by voting by proxy or at the special meeting.

Q:	What are the federal income tax consequences of the Incentive Plan Proposal to unitholders?

A:	The following is a general description of the federal income tax consequences of options, restricted units, phantom units, distribution equivalent rights and common units appreciation rights granted under the 2008 Incentive Plan. It is a general summary only and does not discuss the applicability of the income tax laws of any state or foreign country. Unitholders will not recognize any gain or loss for federal income tax purposes upon the effectiveness of the 2008 Incentive Plan. Options granted under the 2008 Incentive Plan are non-statutory options under the Internal Revenue Code. There are no federal income tax consequences to participants or the partnership upon the grant of an option under the 2008 Incentive Plan. Thereafter, upon the exercise of options, participants will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the common units at the time of exercise over the purchase price of the option. Upon the sale of common units acquired by exercise of an option, a participant generally will have gain or loss, which may consist of both ordinary and capital gain and loss elements depending upon the partnership’s taxable income and loss during the period in which the common units were held. The participant’s adjusted tax basis in the common units will be the purchase price plus the amount of ordinary income recognized by the participant at the time of exercise of the option, adjusted for intervening partnership gains, losses and distributions. The recipient of a restricted unit award will not recognize income at the time of the award, assuming the restrictions applicable to such award constitute a substantial risk of forfeiture for federal income tax purposes and the recipient does not make an election to include the value of the common units in income currently under Section 83(b) of the Internal Revenue Code (an “83(b) election”). When such forfeiture restrictions lapse, the recipient will recognize ordinary income equal to the fair market value of the common units on the date the forfeiture restrictions lapse. If the recipient of a restricted unit award makes an 83(b) election, the recipient will recognize ordinary income equal to the fair market value of the common units on the date the award is granted and thereafter will be treated as a partner in the partnership. The recipient of a phantom unit award will not recognize income at the time of the award, but will recognize ordinary income equal to the fair market value of the underlying common units on the date they are issued to the recipient following vesting. The recipient of a common units appreciation right award will not recognize income at the time of the award, but will recognize ordinary income equal to the excess, not to exceed 100%, of the fair market value of a unit on the date of vesting, over the value of such unit on the grant date. If the participant holds a phantom unit award with distribution equivalent rights payable prior to the participant becoming a partner, or holds restricted units for which no 83(b) election has been made, the participant will recognize ordinary compensation income when distribution equivalents are paid to the participant. The partnership generally will be entitled to a corresponding federal income tax deduction. Since our partnership is not a taxable entity, all reimbursements made by us to EPCO with respect to awards under the 2008 Incentive Plan are treated as deductions that are allocated among the partners of our partnership in accordance with the partnership agreement.

Q:	Who can I contact for further information?

A:	If you have questions about the proposals, please call our Investor Relations Department at (866) 230-0745.

THE PARTNERSHIP

We are a North American midstream energy company providing a wide range of services to producers and consumers of natural gas, natural gas liquids (“NGLs”), crude oil, and certain petrochemicals. In addition, we are an industry leader in the development of pipeline and other midstream energy infrastructure in the continental United States and Gulf of Mexico. We conduct substantially all of our business through our wholly-owned subsidiary, Enterprise Products Operating, LLC, as successor in interest by merger to Enterprise Products Operating L.P. Our principal executive offices are located at 1100 Louisiana, 10th Floor, Houston, Texas 77002 and our telephone number is (713) 381-6500.

We are a publicly traded Delaware limited partnership formed in 1998, the common units of which are listed on the NYSE under the ticker symbol “EPD.” We are owned 98% by our limited partners and 2% by our general partner, Enterprise Products GP. Our general partner is owned by a publicly traded affiliate, Enterprise GP Holdings L.P. (“Enterprise GP Holdings”), the common units of which are listed on the NYSE under the ticker symbol “EPE.” The general partner of Enterprise GP Holdings is EPE Holdings, LLC, a wholly-owned subsidiary of Dan Duncan LLC, the membership interests of which are owned by Dan L. Duncan. We, Enterprise Products GP, Enterprise GP Holdings, EPE Holdings, LLC and Dan Duncan LLC are affiliates under the common control of Dan L. Duncan, the Chairman and controlling shareholder of EPCO. EPCO is a private company controlled by Dan L. Duncan, who is also a director and Chairman of Enterprise Products GP, our general partner. At December 20, 2007, EPCO and its affiliates beneficially owned 149,636,045 (or approximately 34.4%) of our outstanding common units, which include 13,454,498 of our common units owned by Enterprise GP Holdings. In addition, at December 20, 2007, EPCO and its affiliates beneficially owned 74.1% of the limited partner interests of Enterprise GP Holdings and 100% of its general partner, EPE Holdings, LLC. Enterprise GP Holdings owns all of the membership interests of Enterprise Products GP. The principal business activity of Enterprise Products GP is to act as our managing partner. The executive officers and certain of the directors of Enterprise Products GP and EPE Holdings, LLC are employees of EPCO. Our general partner has sole responsibility for conducting our business and managing our operations. Our unitholders do not elect the officers or directors of our general partner. Dan L. Duncan, through his indirect control over our general partner, has the ability to elect, remove and replace at any time all of the officers and directors of our general partner.

We operate an integrated network of midstream energy assets that includes natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminalling; crude oil transportation; offshore production platform services; and petrochemical pipeline and services. NGL products (ethane, propane, normal butane, isobutane and natural gasoline) are used as raw materials by the petrochemical industry, as feedstocks by refiners in the production of motor gasoline and as fuel by industrial and residential users. Our business strategy is to:

•	capitalize on expected increases in natural gas, NGL and crude oil production resulting from development activities in the Rocky Mountain region, U.S. Gulf Coast and Gulf of Mexico;

•	maintain a balanced and diversified portfolio of midstream energy assets and expand this asset base through growth capital projects and accretive acquisitions of complementary midstream energy assets;

•	share capital costs and risks through joint ventures or alliances with strategic partners, including those that will provide the raw materials for these growth projects or purchase the project’s end products; and

•	increase fee-based cash flows by investing in pipelines and other fee-based businesses.

THE 2008 INCENTIVE PLAN PROPOSAL

Adoption of the 2008 Incentive Plan

On December 10, 2007, the board of directors of our general partner, subject to the approval of our unitholders as required under the NYSE’s rules, ratified and approved the 2008 Incentive Plan and authorized us to reserve and issue up to 10,000,000 common units under the 2008 Incentive Plan.

The 1998 Incentive Plan was originally adopted by the board of directors of EPCO on August 24, 1999. In May 2000, our general partner authorized for issuance under the 1998 Incentive Plan and under the 1999 Long-Term Incentive Plan an aggregate of 2,000,000 common units (allocating 1,000,000 common units to each plan). On May 12, 2000, the partnership filed a registration statement on Form S-8 (Registration No. 333-36856) to register the 2,000,000 common units (4,000,000 common units post-split) available for issuance under the 1998 Incentive Plan and under the 1999 Incentive Plan. On September 19, 2002, the board of directors of our general partner authorized and approved the termination and removal of the 1999 Incentive Plan from that registration statement and authorized and approved the increase in the number of common units available for issuance under the 1998 Incentive Plan from 1,000,000 to 4,000,000 common units (which increase also reflects the partnership’s two-for-one common unit split in May 2002). At the time of its termination, all grants that had been made under the 1999 Incentive Plan were assumed by the 1998 Incentive Plan. The partnership filed a post-effective amendment to its registration statement on Form S-8 on March 13, 2003 to allocate all 4,000,000 registered common units to the 1998 Incentive Plan.

On April 8, 2004, the board of directors of EPCO amended and restated the 1998 Incentive Plan (1) to provide that a maximum of 7,000,000 common units may be issued under the plan, (2) to provide for awards of restricted units and phantom units under the plan and (3) to provide that the plan shall terminate on the tenth anniversary of the approval of the plan by the unitholders. On April 8, 2004, the board of directors of our general partner (1) ratified and approved the 1998 Incentive Plan as so amended and restated; (2) authorized the partnership to issue up to 7,000,000 common units under the 1998 Incentive Plan; (3) authorized the partnership to file a new registration statement on Form S-8 to register the increase in the number of common units available under the 1998 Incentive Plan from 4,000,000 to 7,000,000 common units; and (4) authorized the appropriate officers of the partnership to solicit the written consents of the unitholders to approve the 1998 Incentive Plan.

The board of directors of our general partner solicited and obtained the unitholders’ consents in a Schedule 14A Consent Solicitation Statement to approve the 1998 Incentive Plan because such approval was required under the NYSE’s new rules that became effective June 30, 2003. Prior to June 30, 2003, shareholder approval of equity compensation plans was required only if newly-issued listed securities were issued to awardees under such plans. Prior to the date of the Schedule 14A Consent Solicitation Statement, all common units issued to the awardees under the 1998 Incentive Plan were either purchased in the open market or provided by the partnership by reducing its treasury units. The NYSE’s rules adopted effective June 30, 2003 no longer exempt plans that provide for awards of securities only from treasury securities or securities purchased in the open market. Following the partnership’s receipt of the approval by the unitholders of the 1998 Incentive Plan, the board of directors of our general partner intended to use newly-issued common units to satisfy substantially all outstanding and future awards under the 1998 Incentive Plan. Subject to adjustment as provided therein, the number of our common units with respect to which awards may be granted under our 1998 Long-Term Incentive Plan, amended and restated as of November 5, 2007 is 7,000,000. The Maximum Awards Limit has been awarded by our general partner under our 1998 Incentive Plan (however, if any award is forfeited or otherwise terminates or is cancelled without delivery of common units, then the common units covered by such award, to the extent forfeited, terminated or cancelled, are again common units with respect to which awards may be granted). Without the approval of the 2008 Incentive Plan, there would be limited common units for future grants to employees and consultants of EPCO and its and our affiliates who perform services for the partnership or our subsidiaries and non-employee directors of our general partner. The 1998 Incentive Plan will continue in effect and will not be affected by the 2008 Incentive Plan.

Advantages of the 2008 Incentive Plan

Our general partner believes that the 2008 Incentive Plan is in the best interests of us and our unitholders and should be approved for the following reasons:

•	The adoption of the 2008 Incentive Plan will provide a means to assist our general partner in retaining the services of employees and consultants of EPCO and its and our affiliates providing services to us or our subsidiaries and non-employee directors of our general partner by providing incentive awards for such individuals to exert maximum efforts for our and EPCO’s success;

•	The 2008 Incentive Plan is intended to provide a means whereby employees and consultants of EPCO and its and our affiliates providing services to us or our subsidiaries and non-employee directors of our general partner may develop a sense of proprietorship and personal involvement in the development and financial success of our partnership through the award of options to purchase common units, awards of restricted common units and awards of phantom common units; and

•	The 2008 Incentive Plan is intended to enhance the ability of EPCO and its and our affiliates to attract and retain the services of key individuals who are essential for the growth and profitability of EPCO and/or the partnership.

Disadvantages of the 2008 Incentive Plan

Our unitholders will be subject to dilution if additional common units are issued pursuant to the 2008 Incentive Plan.

Description of the 2008 Incentive Plan

The following is a brief description of the principal features of the 2008 Incentive Plan. A copy of the 2008 Incentive Plan is attached to this proxy statement as Exhibit A, and you should refer to the 2008 Incentive Plan for details regarding the awards that may be made thereunder.

Restricted Units.  Restricted common units are common units granted under the 2008 Incentive Plan that are subject to forfeiture provisions and restrictions on transferability. Upon award, certificates evidencing restricted common units will be issued in a participant’s name, pursuant to which the participant will have voting rights and will be entitled to receive all distributions made by us on our restricted common units, except that the award may provide in the discretion of the Audit, Conflicts and Governance Committee that distributions made by the partnership with respect to such restricted units shall be subject to the same forfeiture and other restrictions as the restricted units, and in such a situation, such distributions will be held by EPCO without interest until the restricted units vest or are forfeited. Certificates evidencing restricted common units will be held by the Secretary of our general partner until the restricted common units become fully vested or are forfeited and cancelled.

Phantom Units.  Phantom common units are notional common units that can be granted under the 2008 Incentive Plan which, upon vesting, would entitle the holders to receive common units. Participants who receive phantom common units under the 2008 Incentive Plan will not have voting rights or rights to receive distributions made by us until the phantom common units become vested. However, as described below, a contingent right to receive an amount of cash equal to any cash distributions made on the underlying common units could also be granted in tandem with the phantom common units.

Common Unit Options.  Common unit options are rights to purchase common units at a specified price. Common unit options may have such terms and conditions as our Audit, Conflicts and Governance Committee determines.

Distribution Equivalent Rights.  Distribution equivalent rights, or DERs, are rights to receive all or a portion of the distributions otherwise payable on common units during a specified time. Distribution equivalent rights may be granted in tandem with a specific phantom unit award.

Common Unit Appreciation Rights.  Common unit appreciation rights are rights to receive the excess, or such designated portion of the excess not to exceed 100%, of the fair market value of a common unit on the vesting date over the grant price established for such common unit appreciation right. Such excess may be paid in cash and/or in common units as determined by the Committee in its discretion.

Administration.  The 2008 Incentive Plan is governed by the Audit, Conflicts and Governance Committee of our general partner, whose significant powers include, but are not limited to, (i) designating participants in the plan; (ii) determining the type of equity award and the number of common units to be covered by any equity award; (iii) determining the terms and conditions, including vesting conditions, of any equity award; and (iv) determining, whether, to what extent, and under what circumstances participants may settle, exercise, cancel or forfeit any equity award. Subject to adjustment as provided in the plan, the number of common units that may be awarded to participants is 10,000,000. To the extent an award is forfeited or otherwise terminates or is cancelled without delivery of common units, the common units subject to such award shall again become available for grant to the extent of the forfeiture, cancellation or termination. In addition, common units withheld to satisfy tax withholding obligations will not be considered to have been delivered to participants and will again become available for awards. The common units to be delivered pursuant to an award under this plan may be obtained by EPCO through purchases made on the open market, from us or our affiliates or from any other person; however, it is currently intended that all common units are to be acquired from us. We reimburse EPCO for its costs attributable to all awards of options to purchase common units, restricted common units and phantom common units that are made to employees working in our businesses.

Eligibility.  Any non-employee director of our general partner or employee or consultant of EPCO or any of its affiliates providing services to us or our subsidiaries are eligible to be designated as a participant in the plan by the Audit, Conflicts and Governance Committee. Awards under the plan may be granted alone or in addition to, in tandem with, or in substitution for any other award granted under the 2008 Incentive Plan or awards granted under any other plan of EPCO or any of its affiliates. Awards granted in addition to or in tandem with other option awards under the 2008 Incentive Plan or awards granted under any other plan of EPCO or any of its affiliates may be granted either at the same time as or at a different time from the grant of such other awards.

Awards.  The exercise price of common unit options awarded to participants is determined by the Audit, Conflicts and Governance Committee (at its discretion) at the date of grant and may be no less than the fair market value of the common units subject to the option award as of the date of grant. The Audit, Conflicts and Governance Committee determines the time or times at which the awards may be exercised in whole or in part, and the method or methods by which any payment of the exercise price with respect thereto may be made or deemed to have been made, which may include cash, notes receivable from the participant, or cashless-broker transactions or other acceptable forms of payment. Restricted unit awards may be granted to participants under the 2008 Incentive Plan for no cash payment or for such price as the Audit, Conflicts and Governance Committee may set. In addition, to the extent provided by the Audit, Conflicts and Governance Committee, any award of options to purchase common units, restricted unit award or phantom unit award may include a contingent right to receive an amount in cash equal to any cash distributions made by us with respect to the underlying common units during the period the award is outstanding. No common units may be delivered pursuant to the 2008 Incentive Plan until we have received full payment of any amount required to be paid pursuant to the plan or pursuant to the award grant agreement.

Amendments.  The 2008 Incentive Plan may be amended or terminated at any time by the board of directors of our general partner or the Audit, Conflicts and Governance Committee; however, under NYSE rules, any material amendment, such as a material increase in the number of common units available under the plan or a change in the types of awards available under the plan, would also require the approval of the unitholders.

Term.  The 2008 Incentive Plan is effective until the tenth anniversary of the date unitholders approve the 2008 Incentive Plan or, if earlier, at the time that all available common units under the 2008 Incentive Plan have been delivered to participants or the time of termination of the plan by the board of directors of our general partner or by the Audit, Conflicts and Governance Committee.

Tax Effects of Awards Under the 2008 Incentive Plan

No federal income tax is imposed on the optionee upon the grant of an option to purchase common units under the 2008 Incentive Plan. Generally, upon the exercise of such option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise equal to the excess of the fair market value of the common units on the date of exercise over the option price paid for the common units. The recipient of a restricted unit award will not recognize income at the time of the award, assuming the restrictions applicable to such award constitute a substantial risk of forfeiture for federal income tax purposes and the recipient does not make an election to include the value of the common units in income currently under Section 83(b) of the Internal Revenue Code (an “83(b) election”). When such forfeiture restrictions lapse, the recipient will recognize ordinary income equal to the fair market value of the common units on the date the forfeiture restrictions lapse. If the recipient of a restricted unit award makes an 83(b) election, the recipient will recognize ordinary income equal to the fair market value of the common units on the date the award is granted. The recipient of a phantom unit award will not recognize income at the time of the award, but will recognize ordinary income equal to the fair market value of the underlying common units on the date they are issued to the recipient following vesting. The recipient of a common unit appreciation right award will not recognize income at the time of the award, but will recognize ordinary income equal to the excess, not to exceed 100%, of the fair market value of a unit on the date of vesting, over the value of such unit on the grant date. Since our partnership is not a taxable entity, all reimbursements made by us to EPCO with respect to awards under the 2008 Incentive Plan are treated as deductions that are allocated among the partners of our partnership in accordance with the partnership agreement.

Effect of American Jobs Protection Act of 2004

On October 22, 2004, the American Jobs Creation Act of 2004 (H.R. 4520) added a new Section 409A to the Internal Revenue Code. Section 409A will generally provide that any deferred compensation arrangement which does not meet specific requirements regarding (i) timing of payouts, (ii) advance election of deferrals and (iii) restrictions on acceleration of payouts will result in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. In addition, tax on the amounts included in income as a result of not complying with the new Section 409A will be increased by an interest component as specified by statute, and the amount included in income will also be subject to an additional 20% tax. In general, to avoid a Section 409A violation, amounts deferred may only be paid out on separation from service, disability, death, a specified time, a change in control (as defined by the Treasury department) or an unforeseen emergency. Furthermore, the election to defer generally must be made in the calendar year prior to performance of services, and any provision for accelerated payout other than for reasons specified by the Treasury may cause the amounts deferred to be subject to early taxation and to the imposition of the additional 20% tax.

Section 409A will be broadly applicable to any form of deferred compensation other than tax-qualified retirement plans and bona fide vacation, sick leave, compensatory time, disability pay or death benefits, and may apply to certain awards under the 2008 Incentive Plan. For example, phantom common units, common unit appreciation rights and common unit options may be classified as deferred compensation for this purpose.

New Plan Benefits

No common units have been issued through the date of this proxy statement under the 2008 Incentive Plan. The number of such common units to be issued under the 2008 Incentive Plan to the individuals or groups of individuals eligible to receive awards under the 2008 Incentive Plan, and the net values to be realized upon such issuances, are not determinable.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE
2008 INCENTIVE PLAN PROPOSAL

The partnership does not directly employ any of the persons responsible for the management or operations of our business. These functions are performed by employees of EPCO pursuant to an administrative services agreement under the direction of the board of directors and executive officers of our general partner. Non-employee directors of our general partner and employees of EPCO and its and our affiliates providing services to EPCO for us or our subsidiaries will be eligible to receive awards under the 2008 Incentive Plan if it is approved. Accordingly, the non-employee members of the board of directors of our general partner and the executive officers of our general partner and EPCO have a substantial interest in the passage of the 2008 Incentive Plan Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of December 20, 2007, regarding each person known by our general partner to beneficially own more than 5% of our common units.

		Amount and Nature
		of Beneficial	Percent
Title of Class	Name and Address of Beneficial Owner	Ownership	of Class

Common units	Dan L. Duncan 1100 Louisiana Street, 10th Floor Houston, Texas 77002	149,636,045 (1)	34.4%

(1)	For a detailed listing of ownership amounts that comprise Mr. Duncan’s total beneficial ownership of our common units, see the table presented in the following section, “Security Ownership of Management.”

SECURITY OWNERSHIP OF MANAGEMENT

Enterprise Products Partners L.P. and Enterprise GP Holdings

The following table sets forth certain information regarding the beneficial ownership of our common units and the units of Enterprise GP Holdings as of December 20, 2007 by:

•	each of our named executive officers as of December 31, 2006;

•	all of the current directors of our general partner; and

•	all of the current directors and executive officers of our general partner as a group.

Enterprise GP Holdings owns 100% of the membership interests of our general partner. With respect to this presentation, our named executive officers exclude Robert G. Phillips, who was our chief executive officer and president until his resignation in July 2007.

All information with respect to beneficial ownership has been furnished by the respective directors or officers. Each person has sole voting and dispositive power over the securities shown unless otherwise indicated below. The beneficial ownership amounts of certain individuals include options to acquire our common units that are exercisable within 60 days of the filing date of this proxy statement.

Mr. Duncan owns 50.4% of the voting stock of EPCO and, accordingly, exercises sole voting and dispositive power with respect to our common units beneficially owned by EPCO and its affiliates. The remaining shares of EPCO capital stock are owned primarily by trusts for the benefit of members of Mr. Duncan’s family. The address of EPCO is 1100 Louisiana Street, 10th Floor, Houston, Texas 77002.

	Limited Partner Ownership Interests in
	Enterprise Products Partners		Enterprise GP Holdings
	Amount and Nature		Amount and Natural
	of Beneficial	Percent	of Beneficial	Percent
Name of Beneficial Owner	Ownership	of Class	Ownership(6)	of Class

Dan L. Duncan:
Units owned by EPCO, Inc.:
Through DFI Delaware Holdings, L.P.	120,086,279	27.6%	—	—
Through Duncan Family Interests, Inc.	—	—	69,203,487	56.2%
Through DFI GP Holdings, L.P.	—	—	11,819,722	9.6%
Through Enterprise GP Holdings L.P.	13,454,498	3.1%	—	—
Units owned by Dan Duncan LLC(1)	487,100	*	3,745,673	3.0%
Units owned by EPE Unit I(2)	—	—	1,821,428	1.5%
Units owned by EPE Unit II(2)	—	—	40,725	*
Units owned by EPE Unit III(2)	—	—	4,421,326	3.6%
Units owned by trusts(3)	14,658,241	3.3%	243,071	*
Units owned directly	949,927	*	—	—

Total for Dan L. Duncan	149,636,045	34.4%	91,295,432	74.1%
Dr. Ralph S. Cunningham(4)	44,364	*	4,000	*
Michael A. Creel(4)	141,328	*	35,000	*
Richard H. Bachmann	145,067	*	17,469	*
W. Randall Fowler	77,061	*	3,000	*
E. William Barnett	2,154	*	10,000	*
Charles M. Rampacek	615	*	—	*
Rex C. Ross	23,285	*	6,400	*
A. J. Teague(4)	193,921	*	17,000	*
James H. Lytal(4)	103,325	*	5,000	*
All current directors and executive officers of Enterprise Products GP, LLC, as a group, (14 individuals in total)(5)	151,187,262	34.7%	91,433,501	74.2%

*	The beneficial ownership of each individual is less than 1% of the registrant’s common units outstanding.

(1)	Dan Duncan LLC is owned by Mr. Duncan.

(2)	As a result of EPCO’s ownership of the general partners of the Employee Partnerships, Mr. Duncan is deemed beneficial owner of the units held by these entities.

(3)	In addition to the units owned by EPCO, Mr. Duncan is deemed to be the beneficial owner of the common units owned by the Duncan Family 1998 Trust, the Duncan Family 2000 Trust and certain family trusts established in 2003, the beneficiaries of which are the shareholders of EPCO.

(4)	These individuals are our named executive officers for 2006. Mr. Creel is the current chief executive officer and president of our general partner.

(5)	Cumulatively, this group’s beneficial ownership amount includes 10,000 options to acquire our common units that were issued under the 1998 Plan. These options are exercisable within 60 days of the filing date of this report.

(6)	Excludes 16,000,000 non-voting Class C units owned by EPCO.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information as of December 31, 2006 regarding the 1998 Incentive Plan, under which our common units are authorized for issuance to EPCO’s key employees and to non-employee directors of our general partner through the exercise of unit options.

Number of Units
Remaining Available
for Future Issuance
Under Equity
	Number of Units to			Compensation Plans
	be Issued Upon		Weighted-Average	(Excluding
	Exercise of		Exercise Price of	Securities
	Outstanding Common		Outstanding Common	Reflected in Column
Plan Category	Unit Options		Unit Options	(a)
	(a)		(b)	(c)

Equity compensation plans approved by unitholders:
1998 Plan	2,416,000	(1)	$23.32	2,025,443	(2)
Equity compensation plans not approved by unitholders:
None

Total for equity compensation plans	2,416,000	(1)	$23.32	2,025,443	(2)

(1)	Of the 2,416,000 unit options outstanding at December 31, 2006, 591,000 were immediately exercisable and an additional 785,000, 450,000, and 590,000 options are exercisable in 2008, 2009 and 2010, respectively. At December 20, 2007, there were 2,345,000 unit options outstanding.

(2)	Represents total number of awards that could be issued under the 1998 Plan at December 31, 2006. The following table presents a reconciliation of this amount with the number of awards that could be granted under the plan as of December 20, 2007.

Number of units available, December 31, 2006	2,025,443
Issuance of unit options	(895,000)
Issuance of restricted units	(738,040)
Forfeitures	846,753

Number of units available, December 20, 2006	1,239,156

The 1998 Incentive Plan is effective until either all available common units under the plan have been issued to participants or the earlier termination of the 1998 Incentive Plan. The 1998 Incentive Plan also provides for the issuance of restricted common units, of which 1,105,237 and 1,705,024 were outstanding at December 31, 2006 and

December 20, 2007, respectively. During 2006, a total of 466,400 restricted unit awards were issued to key employees of EPCO and our independent directors.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officer Compensation

We do not directly employ any of the persons responsible for managing or operating our business and we have no compensation committee. Instead, we are managed by our general partner, Enterprise Products GP, the executive officers of which are employees of EPCO. Our reimbursement for the compensation of executive officers is governed by an administrative services agreement with EPCO.

Summary Compensation Table

The following table presents consolidated compensation amounts paid, accrued or otherwise expensed by us with respect to the year ended December 31, 2006 to our general partner’s chief executive officer, chief financial officer and our three other most highly compensated executive officers at December 31, 2006 (collectively, the “named executive officers”).

					Option	All Other
Name and		Salary	Bonus	Unit Awards	Awards	Compensation	Total
Principal Position	Year	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Enterprise Products GP, LLC
Robert G. Phillips, CEO	2006	$722,500	$300,000	$660,270	$357,209	$150,984	$2,190,962
Michael A. Creel, CFO(1)	2006	$306,000	$125,000	$303,622	$23,613	$71,812	$830,048
James H. Lytal	2006	$367,500	$187,500	$455,462	$47,227	$101,639	$1,159,327
A. J. Teague	2006	$428,480	$250,000	$299,984	$47,227	$69,563	$1,095,254
Ralph S. Cunningham	2006	$478,667	$250,000	$52,815	$13,707	$33,208	$828,397

(1)	Amounts presented reflect compensation allocated to us based on the percentage of time Mr. Creel spent on our consolidated business activities during 2006.

(2)	Amounts represent discretionary annual cash awards accrued for the year ended December 31, 2006. Payment of these amounts was made in February 2007.

(3)	Amounts represent expense recognized in accordance with SFAS 123(R) with respect to restricted unit and EPE Unit I and EPE Unit II awards for the year ended December 31, 2006.

(4)	Amounts represent expense recognized in accordance with SFAS 123(R) with respect to unit option awards for the year ended December 31, 2006.

(5)	Amounts primarily represent (i) matching contributions under funded, qualified, defined contribution retirement plans, (ii) quarterly distributions received from restricted unit awards and (iii) the imputed value of life insurance premiums paid on behalf of the officer.

Compensation Discussion and Analysis

Compensation paid or awarded by us in 2006 with respect to our named executive officers reflects only that portion of compensation paid by EPCO allocated to us pursuant to the administrative services agreement, including an allocation of a portion of the cost of equity-based long-term incentive plans of EPCO. Dan L. Duncan controls EPCO and has ultimate decision-making authority with respect to compensation of our named executive officers. The following elements of compensation, and EPCO’s decisions with respect to determination of payments, are not subject to approvals by our board of directors or the Audit, Conflicts and Governance Committee. Awards under EPCO’s long-term incentive plans are approved by the Audit, Conflicts and Governance Committee. We do not have a separate compensation committee.

As discussed below, the elements of EPCO’s compensation program, along with EPCO’s other rewards (e.g., benefits, work environment, career development), are intended to provide a total rewards package to employees.

The compensation package is designed to reward contributions by employees in support of the business strategies of EPCO and its affiliates at both the partnership and individual levels. During 2006, EPCO’s compensation package did not include any elements based on targeted performance-related criteria.

The primary elements of EPCO’s compensation program are a combination of annual cash and long-term equity-based incentive compensation. During 2006, the elements of compensation for the named executive officers consisted of the following:

•	Annual base salary;

•	Discretionary annual cash awards;

•	Awards under long-term incentive arrangements; and

•	Other compensation, including very limited perquisites.

With respect to compensation objectives and decisions regarding the named executive officers for 2006, Mr. Duncan sought and received recommendations of Robert G. Phillips, the chief executive officer of Enterprise Products GP, after preliminary formulation of such recommendation by him and the senior vice president of Human Resources for EPCO with respect to employees other than Mr. Phillips. EPCO takes note of market data for determining relevant compensation levels and compensation program elements through the review of and, in certain cases, participation in, various relevant compensation surveys. EPCO considered market data in a 2004-2005 survey prepared for EPCO by an outside compensation consultant, but did not otherwise consult with compensation consultants with respect to determining 2006 compensation for the named executive officers.

During late 2006, EPCO engaged an outside compensation consultant to prepare a report that it expects to consider when determining future compensation, but EPCO did not use this report in making decisions on discretionary annual cash compensation with respect to 2006 for any of our named executive officers. Mr. Duncan and EPCO do not use any formula or specific performance-based criteria for our named executive officers in connection with services performed for us. All compensation determinations are discretionary and, as noted above, subject to Mr. Duncan’s ultimate decision-making authority.

The discretionary cash awards paid to each of our named executive officers for the year ended December 31, 2006 were determined by consultation among Mr. Duncan, Mr. Phillips and the senior vice president of Human Resources for EPCO, subject to Mr. Duncan’s final determination. These cash awards, in combination with base salaries, are intended to yield competitive total cash compensation levels for the executive officers and drive performance in support of our business strategies, as well as the performance of other EPCO affiliates for which the named executive officers perform services. The portion of any discretionary cash awards paid by EPCO allocable to us and reported as compensation to our named executive officers were based on the provisions of the administrative services agreement. It is EPCO’s general policy to pay these awards during the first quarter of each year.

The 2006 equity awards granted to our named executive officers were determined by consultation among Mr. Duncan, Mr. Phillips and the senior vice president of Human Resources for EPCO, and were approved by the Audit, Conflicts and Governance Committee. These awards (restricted units and unit options) are intended to align the long-term interests of the executive officers with those of our unitholders. It is EPCO’s general policy to recommend, and the Audit, Conflicts and Governance Committee typically approves, these grants to employees during the second quarter of each fiscal year. Individually, our named executive officers for 2006 were Class B limited partners in either EPE Unit L.P. or EPE Unit II L.P. See “Summary of Long-Term Incentive Arrangements” below.

EPCO generally does not pay for perquisites for any of our named executive officers, other than reimbursement of certain parking expenses, and expects to continue its policy of covering very limited perquisites allocable to our named executive officers. EPCO also makes matching contributions under its 401(k) plan for the benefit of our named executive officers in the same manner as it does for other EPCO employees.

EPCO does not offer our named executive officers a defined benefit pension plan. Also, none of our named executive officers had nonqualified deferred compensation during 2006.

We believe that each of the base salary, cash awards, and equity awards fit the overall compensation objectives of us and of EPCO, as stated above (i.e., to provide competitive compensation opportunities to align and drive employee performance toward the creation of sustained long-term unitholder value, which will also allow us to attract, motivate and retain high quality talent with the skills and competencies required by us).

Grants of Plan-Based Awards in Fiscal Year 2006

The following table presents information concerning each grant of an equity award made to a named executive officer in 2006. All equity awards granted during 2006 were under our 1998 Incentive Plan. See “Summary of Long-Term Incentive Arrangements” below.

						Grant Date
					Exercise or	Fair Value
		Estimated Future Payouts Under			Base Price	of Unit and
		Equity Incentive Plan Awards			of Option	Option
	Grant	Threshold	Target	Maximum	Awards	Awards
Name	Date	(#)	(#)	(#)	($/Unit)	($)(1)

Restricted unit awards:
Robert G. Phillips	5/1/2006	—	24,000	—	—	$549,881
Michael A. Creel	5/1/2006	—	12,000	—	—	$137,470
James H. Lytal	5/1/2006	—	12,000	—	—	$274,940
A. J. Teague	5/1/2006	—	12,000	—	—	$274,940
Ralph S. Cunningham	5/1/2006	—	12,000	—	—	$274,940
Unit option awards:
Robert G. Phillips	5/1/2006	—	80,000	—	$24.85	$164,483
Michael A. Creel	5/1/2006	—	40,000	—	$24.85	$41,121
James H. Lytal	5/1/2006	—	40,000	—	$24.85	$82,241
A. J. Teague	5/1/2006	—	40,000	—	$24.85	$82,241
Ralph S. Cunningham	5/1/2006	—	40,000	—	$24.85	$82,241
EPE Unit II profits interest award:
Ralph S. Cunningham	12/5/2006	—	—	—	—	$212,289

(1)	Amounts presented reflect that portion of grant date fair value allocable to us based on the percentage of time each officer spent on our consolidated business activities during 2006. Based on current allocations, we estimate that the consolidated compensation expense we record for each named executive officer with respect to these awards will equal these amounts over time. For the period in which these awards were outstanding during 2006, we recognized a total of $317 thousand of consolidated compensation expense for these awards. The remaining portion of grant date fair value will be recognized as expense in future periods. Amounts presented reflect compensation allocated to us based on the percentage of time Mr. Creel spent on our consolidated business activities during 2006.

The fair value amounts shown in the preceding table are based on certain assumptions and considerations made by management. The grant date fair values of restricted unit awards issued in May 2006 were based on a market price of $24.85 per unit and an assumed forfeiture rate of 7.8%.

The grant date fair values of unit option awards issued in May 2006 were based on the following assumptions: (i) expected life of the options of seven years; (ii) risk-free interest rate of 5.0%; (iii) an expected distribution yield on our units of 8.9%; and (iv) an expected unit price volatility of our units of 23.5%.

The fair value of the EPE Unit II profits interest award issued in December 2006 was based on the following assumptions: (i) remaining life of the award of five years; (ii) risk-free interest rate of 4.4%; (iii) an expected distribution yield on Enterprise GP Holdings’ units of 3.8%; and (iv) an expected unit price volatility of Enterprise GP Holdings’ units of 18.7%. The EPE Unit II profits interest awards are classified as liability awards under the provisions of SFAS 123(R).

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table presents information concerning each named executive officer’s unexercised unit options and restricted units that have not vested as of December 31, 2006.

	Option Awards			Unit Awards
	Number of Units			Number	Market
	Underlying	Option		of Units	Value of Units
	Options	Exercise	Option	that have	that have
	Unexercisable	Price	Expiration	not Vested	not Vested
Name	(#)	($/Unit)	Date	(#)	($)

Robert G. Phillips:
September 30, 2004 option award(4)	500,000	$23.18	9/30/2014
August 4, 2006 option award(2)	70,000	$26.47	8/4/2015
May 1, 2006 option award(3)	80,000	$24.85	5/1/2016
Restricted unit awards(5)				86,553	$2,508,306
Employee Partnership award(6)				28,098	$1,038,794
Michael A. Creel:
May 10, 2004 option award(1)	35,000	$20.00	5/10/2014
August 4, 2005 option award(2)	35,000	$26.47	8/4/2015
May 1, 2006 option award(3)	40,000	$24.85	5/1/2016
Restricted unit awards(5)				76,553	$2,218,506
Employee Partnership award(6)				28,098	$1,038,794
James H. Lytal:
September 30, 2004 option award(4)	35,000	$23.18	9/30/2014
August 4, 2005 option award(2)	35,000	$26.47	8/4/2015
May 1, 2006 option award(3)	40,000	$24.85	5/1/2016
Restricted unit awards(5)				59,532	$1,725,237
Employee Partnership award(6)				18,872	$697,693
A. J. Teague:
May 10, 2004 option award(1)	35,000	$20.00	5/10/2014
August 4, 2005 option award(2)	35,000	$26.47	8/4/2015
May 1, 2006 option award(3)	40,000	$24.85	5/1/2016
Restricted unit awards(5)				34,000	$985,320
Employee Partnership award(6)				18,872	$697,693
Ralph S. Cunningham:
May 1, 2006 option award(3)	40,000	$24.85	5/1/2016
Restricted unit awards(5)				12,000	$347,760
Employee Partnership award(7)				152	$5,603

(1)	These awards vest on May 10, 2008.

(2)	These awards vest on August 4, 2009.

(3)	These awards vest on May 1, 2010.

(4)	This award vests on September 30, 2008.

(5)	The total number of nonvested restricted units held by our named executive officers at December 31, 2006 was 268,638. Of this amount, 24,000 vest on May 28, 2008, 12,000 vest on September 30, 2008, 110,638 vest on October 12, 2008, 50,000 vest on August 4, 2009 and 72,000 vest on May 1, 2010. The estimated market value of these nonvested restricted units is based on a closing price of $28.98 per unit on December 29, 2006.

(6)	The EPE Unit I profits interests awards vest on August 30, 2010. See “Summary of Long-Term Incentive Arrangements — Employee Partnership awards” for additional information regarding these awards.

(7)	This EPE Unit II profits interest award vests on December 5, 2011. See “Summary of Long-Term Incentive Arrangements — Employee Partnership awards” for additional information regarding these awards.

Summary of Long-Term Incentive Arrangements

The 1998 Incentive Plan provides for the issuance of awards for an aggregate of 7,000,000 common units, of which 1,239,156 remain authorized for issuance at December 20, 2007.

Restricted unit awards.  Under our 1998 Incentive Plan, we may issue restricted common units to key employees of EPCO and directors of our general partner. In general, restricted unit awards allow recipients to acquire the underlying common units (at no cost to the recipient) once a defined vesting period expires, subject to certain forfeiture provisions. The restrictions on such nonvested units generally lapse four years from the date of grant. Compensation expense is recognized on a straight-line basis over the vesting period. The fair value of restricted units is based on the market price of the underlying common units on the date of grant and an allowance for estimated forfeitures.

Unit option awards.  Under our 1998 Incentive Plan, non-qualified options to purchase a fixed number of our common units may be granted to EPCO’s key employees who perform management, administrative or operational functions for us. When issued, the exercise price of each option grant is equivalent to the market price of the underlying equity on the date of grant. In general, options granted under the 1998 Plan have a vesting period of four years and remain exercisable for ten years from the date of grant. In order to fund its obligations under the 1998 Incentive Plan, EPCO may purchase common units at fair value either in the open market or directly from us. When employees exercise unit options, we reimburse EPCO for the cash difference between the strike price paid by the employee and the actual purchase price paid by EPCO for the units issued to the employee.

Employee Partnership awards.  In connection with Enterprise GP Holdings’ initial public offering in August 2005, EPCO formed EPE Unit I to serve as an incentive arrangement for certain employees of EPCO. through a “profits interest” in EPE Unit I. In December 2006, EPE Unit II was formed to serve as an incentive arrangement for Dr. Cunningham, who is not a participant in the EPE Unit I arrangement. These awards are designed to provide additional long-term incentive compensation for our named executive officers. The profits interest awards (or Class B limited partner interests) in EPE Unit I or EPE Unit II entitle the holder to participate in the appreciation in value of the parent company’s units and are subject to forfeiture.

At December 31, 2006, four of our named executive officers held Class B limited partner interests in EPE Unit I as follows: Robert G. Phillips, 7.2%, Michael A. Creel, 7.2%, James H. Lytal, 4.8% and A.J. Teague, 4.8%. Based on a closing market price of the parent company’s units of $36.97 per unit at December 29, 2006 and taking into account the terms of liquidation outlined in the EPE Unit I partnership agreement, we estimate that the total profits interests would have been worth $14.4 million, of which each named executive officer would have received his proportionate share. See “Relationship with EPCO, Inc. and its other affiliates — Relationship with Employee Partnerships” under Item 13 for additional information regarding EPE Unit I.

At December 31, 2006, Dr. Cunningham was the sole Class B limited partner in EPE Unit II. Based on a closing market price of the parent company’s units of $36.97 per unit at December 29, 2006 and taking into account the terms of liquidation outlined in the EPE Unit II partnership agreement, we estimate that the total profits interests would have been worth a nominal amount.

Option Exercises and Stock Vested Table

The named executive officers did not exercise any unit options during the year ended December 31, 2006. In addition, the named executive officers did not become vested in any equity-based awards during the year.

Director Compensation

The following table presents information regarding compensation to the independent directors of our general partner during 2006.

	Fees
	Earned
	or Paid	Unit		Option		All Other
	in Cash	Awards		Awards		Compensation	Total
Name	($)	($)		($)(3)		($)(7)	($)

Current directors:
E. William Barnett	$32,500	$8,036	(1)	$9,159	(4)	$2,244	$52,839
Rex C. Ross	$6,250	—		$6,759	(5)	$—	$13,009
Charles M. Rampacek	$6,250	—		$6,759	(6)	$—	$13,009
Former directors:
Philip C. Jackson	$24,435	$36,336	(2)	—		$1,016	$61,787
Stephen L. Baum	$19,565	$25,785	(2)	—		$449	$45,799
W. Matt Ralls	$3,972	$25,603	(2)	—		$532	$30,108

(1)	Mr. Barnett holds 1,744 of our nonvested restricted units. Of this amount, 269 units vest on May 24, 2009, 475 units vest on August 4, 2009, 500 units vest on February 21, 2010 and 500 units vest on August 2, 2010. At December 31, 2006, the total market value of these units was $51 thousand based on a closing market price of $28.98 per common unit at December 29, 2006. The dollar amount presented under the column labeled “Unit Awards” for Mr. Barnett represents the expense recognized by Enterprise Products GP during 2006 related to these awards attributable to his service during 2006.

(2)	The restricted units held by these former directors vested upon their respective resignation dates (see Item 10) and converted to common units on a one-for-one basis. The dollar amounts presented under the column labeled “Unit Awards” for Messrs. Jackson, Baum and Ralls represent the expense recognized by Enterprise Products GP during 2006 related to these awards, including the acceleration of expense amounts due to each director’s resignation.

(3)	Amount presented reflects the compensation expense recognized by Enterprise Products GP related to unit appreciation rights granted during 2006 under letter agreements.

(4)	At December 31, 2006, the fair value of UARs granted to Mr. Barnett was $195 thousand.

(5)	At December 31, 2006, the fair value of UARs granted to Mr. Ross was $202 thousand.

(6)	At December 31, 2006, the fair value of UARs granted to Mr. Rampacek was $202 thousand.

(7)	Amounts primarily represent quarterly distributions received from restricted unit awards.

Neither we nor Enterprise Products GP provide any additional compensation to employees of EPCO who serve as directors of our general partner. The employees of EPCO who served as directors of Enterprise Products GP during 2006 were Messrs. Duncan, Phillips, Cunningham, Creel, Bachmann and Fowler.

Independent Director Compensation

At December 20, 2007, our independent directors are Messrs. Barnett, Ross and Rampacek. Enterprise Products GP is responsible for compensating these directors for their services.

Cash Compensation.  For the year ended December 31, 2006, our standard compensation arrangement for independent directors was as follows: (i) each director received $25,000 in cash and $25,000 worth of restricted common units annually and (ii) if the individual served as chairman of a committee of the Board, he received an additional $7,500 in cash annually. Effective January 1, 2007, our standard cash compensation arrangement was changed to reflect the following:

•	Each independent director receives $50,000 in cash and $25,000 worth of restricted units annually.

•	If the individual serves as chairman of a committee of the Board, then he receives an additional $15,000 in cash annually.

Equity-Based Compensation.  The independent directors of our general partner have been granted unit appreciation rights (“UARs”). These awards are in the form of letter agreements with each of the directors and are not part of any established long-term incentive plan of EPCO, Enterprise GP Holdings or us. The awards are based upon an incentive plan of EPE Holdings and are made in the form of UAR grants for non-employee directors of Enterprise Products GP (filed as an exhibit to this annual report on Form 10-K). The compensation expense associated with these awards is recognized by Enterprise Products GP. These UARs entitle the directors to receive a cash amount in the future equal to the excess, if any, of the fair market value of Enterprise GP Holdings’ units (determined as of a future vesting date) over the grant date price. If the director resigns prior to vesting, his UAR awards are forfeited.

On August 3, 2006, Messrs. Barnett, Jackson and Baum were each granted 10,000 UARs, for a total of 30,000 UARs, of which 20,000 were subsequently forfeited with Mr. Jackson and Mr. Baum resigned. The grant date price of the August 2006 UARs was $35.71 per unit. This price differs from the $35.40 per unit closing unit price of Enterprise GP Holdings’ units on August 3, 2006. The higher grant date price was determined by reference to the closing price of Enterprise GP Holdings’ units on May 2, 2006, which was the original date that these awards were contemplated to be issued. The remaining 10,000 UARs held by Mr. Barnett vest on August 3, 2011.

On November 1, 2006, Mr. Barnett was issued an additional 20,000 UARs and Messrs. Ross and Rampacek were issued 30,000 UARs each under this letter agreement format. The grant date price of these rights was $34.10 per unit. These awards vest on November 1, 2011.

These UARs are accounted for as liability awards under SFAS 123(R) since they will be settled with cash.

At December 31, 2006, the total fair value of the remaining 10,000 UARs issued in August 2006 was $60 thousand, which was based on the following assumptions: (i) remaining life of award of 4.6 years; (ii) risk-free interest rate of 4.7%; (iii) an expected distribution yield on the parent company’s units of 3.8%; and (iv) an expected unit price volatility of the parent company’s units of 18.7%.

At December 31, 2006, the total fair value of the 80,000 UARs issued in November 2006 was $539 thousand, which was based on the following assumptions: (i) remaining life of award of 4.8 years; (ii) risk-free interest rate of 4.7%; (iii) an expected distribution yield on the parent company’s units of 3.8%; and (iv) an expected unit price volatility of the parent company’s units of 18.7%.

THE SPECIAL MEETING

Time and Place

The special meeting will be held on January 29, 2008, beginning at 1:00 p.m. Houston, Texas time at the partnership’s offices at 1200 Louisiana Street, 18th Floor, Houston, Texas 77002.

Purpose

At the special meeting, our unitholders will act upon a proposal to approve the terms of the Enterprise Products 2008 Long-Term Incentive Plan (the “2008 Incentive Plan”) which provides for awards of options to purchase our common units, awards of our restricted units and awards of our phantom units to employees of EPCO, Inc., a Texas corporation (“EPCO”), and its affiliates who provide services to EPCO for us and non-employee directors of Enterprise Products GP, LLC, our general partner.

Record Date

Our general partner has fixed the close of business on December 20, 2007 as the record date for the determination of holders of common units entitled to notice of, and to vote at, the special meeting or any postponements or adjournments thereof. Only holders of record of common units at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. A complete list of such unitholders will be available for inspection in our offices at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002, during normal business hours upon written demand by any holder of our common units.

Holders Entitled to Vote

All unitholders who owned our common units at the close of business on the record date, December 20, 2007, are entitled to receive notice of the special meeting and to vote the common units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting.

Each unitholder is entitled to one vote for each common unit owned on all matters to be considered. On December 20, 2007, 435,310,403 common units were issued and outstanding.

Vote Required

Under the New York Stock Exchange Listed Company Manual (“NYSE Manual”), the 2008 Incentive Plan Proposal requires the approval of a majority of the votes cast by our unitholders, provided that the total votes cast on the proposal represent more than 50% of all common units entitled to vote. Votes “for” and “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions in respect of the proposal, which is referred to the “NYSE Votes Cast,” must be greater than 50% of the total of our outstanding common units. Once the NYSE Votes Cast requirement is satisfied, the number of votes cast “for” the Incentive Plan Proposal must represent a majority of the NYSE Votes Cast in respect of such proposal in order to be approved. Thus, broker non-votes can make it difficult to satisfy the NYSE Votes Cast requirement, and abstentions have the effect of a vote against the Incentive Plan Proposal.

The form of proxy provides unitholders the opportunity to vote on the 2008 Incentive Plan Proposal. However, the 2008 Incentive Plan Proposal will not be effective unless approved by the unitholders.

A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) FOR the 2008 Incentive Plan Proposal.

Dan L. Duncan is the beneficial owner of 34.4% of our common units as of December 20, 2007 (the “Duncan Units”). Dan L. Duncan has stated his intention to vote the Duncan Units in favor of the 2008 Incentive Plan Proposal. Because the approval of the proposal by Dan L. Duncan is not sufficient to approve the proposal, we encourage you to take part in the decision process by voting by proxy or at the special meeting.

Quorum

If more than 50% of our outstanding common units on the record date are present in person or by proxy at the special meeting, that will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Your common units will be counted as present at the special meeting if you:

•	are present and vote in person at the meeting; or

•	have submitted a properly executed proxy card.

Proxies received but marked as abstentions will be counted as common units that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding common units in “street name” indicating that the broker does not have discretionary authority as to certain common units to vote on the proposals (a “broker non-vote”), such common units will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered entitled to vote.

Revocation of Proxies

To change your vote after you have submitted your proxy card, send in a later-dated, signed proxy card to us or attend the special meeting and vote in person. You may also revoke your proxy by sending in a notice of revocation to us at the address set forth in the notice. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy. If you have instructed your broker or other nominee to vote your common units, you must follow the procedure your broker or nominee provides to change those instructions.

Solicitation

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mails, proxies may be solicited by employees of the general partner, without additional remuneration, by mail, phone, fax or in person. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

Adjournment

We may adjourn the special meeting to another date and/or place for any proper purpose, including, without limitation, for the purpose of soliciting additional proxies if there are not sufficient votes in favor of one or more of the proposals. In addition, our partnership agreement provides that, in the absence of a quorum, the special meeting may be adjourned from time to time by the affirmative vote of a majority of the outstanding common units represented either in person or by proxy.

No Unitholder Proposals

Your common units do not entitle you to make proposals at the special meeting. Under our partnership agreement, only our general partner can make a proposal at this meeting. Our partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding common units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the partnership. Doing so would jeopardize the limited partners’ limited liability under the Delaware Revised Uniform Limited Partnership Act (“Delaware Act”) or the law of any other state in which we are qualified to do business.

Dissenter’s Rights

We were formed as a limited partnership under the laws of the State of Delaware, including the Delaware Act. Under those laws, dissenters’ rights are not available to our unitholders with respect to the matters to be voted on at the special meeting.

HOUSEHOLDING MATTERS

Unitholders who share a single address will receive only one proxy statement at that address unless we have received instructions to the contrary from any unitholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a unitholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (as applicable), he or she may contact our Investor Relations Department at (866) 230-0745 or write to Investor Relations, Enterprise Products Partners L.P., 1100 Louisiana, 10th floor, Houston, Texas, 77002. We will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a unitholder of record receiving multiple copies of our proxy statement, you can request householding by contacting us in the same manner. If you own your common units through a bank, broker or other unitholder of record, you can request additional copies of this proxy statement or request householding by contacting the unitholder of record.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public at the SEC’s website at www.sec.gov. Our common units are listed on the New York Stock Exchange. Reports and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may also request a copy of our filings by contacting our Investor Relations Department at (866) 230-0745 or write to us at 1100 Louisiana Street, 10th floor, Houston, Texas 77002, Attention: Investor Relations. Our filings are also available on our website at www.eprod.com.

EXHIBIT A

FORM OF
2008 ENTERPRISE PRODUCTS LONG-TERM INCENTIVE PLAN

Section 1.  Purpose of the Plan.  The 2008 Enterprise Products Long-Term Incentive Plan, as established hereby (the “Plan”), is intended to promote the interests of EPCO, Inc., a Texas corporation (the “Company”), Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”) and Enterprise Products GP, LLC, the general partner of the Partnership (“General Partner”), by encouraging directors, employees and consultants of the Company and employees and consultants of its Affiliates who perform services for the Partnership or its subsidiaries to acquire or increase their equity interests in the Partnership and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Partnership, and to encourage them to remain with the Company and its Affiliates and to devote their best efforts to the Company, the General Partner and the Partnership.

Section 2.  Definitions.  As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means an Option, Common Unit Appreciation Right, a Restricted Unit, a Phantom Unit or DER granted under the Plan.

“Board” means the Board of Directors of the Company.

“Committee” means the Audit, Conflicts and Governance Committee of the Board of Directors of the General Partner.

“Common Unit” means a Common Unit of the Partnership.

“Common Unit Appreciation Right” or “CUAR” means an Award that, upon vesting entitles the holder to receive the excess, or such designated portion of the excess not to exceed 100%, of the Fair Market Value of a Common Unit on the vesting date over the grant price established for such Common Unit Appreciation Right. Such excess may be paid in cash and/or in Common Units as determined by the Committee in its discretion.

“Consultant” means an individual, other than an Employee or a Director, providing bona fide services to the Partnership or any of its subsidiaries as a consultant or advisor, as applicable, provided that (i) such individual is a natural person, and (ii) the grant of an Award to such Person could not reasonably be expected to result in adverse federal income tax consequences under Section 409A of the Code; provided that for purposes of issuing Options or Unit Appreciation Rights, “subsidiary” means any entity in a chain of entities in which the Partnership has a “controlling interest” within the meaning of Treas. Reg. Section 1.414(c)-2(b)(2)(i), but using the threshold of 50 percent ownership wherever 80 percent appears.

“DER” means a contingent right to receive an amount of cash equal to all or a designated portion (whether by formula or otherwise) of the cash distributions made by the Partnership with respect to a Common Unit during a specified period.

“Director” means a “non-employee director,” as defined in Rule 16b-3, of the General Partner.

“Employee” means any employee of the Company or an Affiliate who performs services for the Partnership or its subsidiaries; provided that for purposes of issuing Options or Unit Appreciation Rights, “subsidiary” means any entity in a chain of entities in which the Partnership has a “controlling interest” within the meaning of Treas. Reg. Section 1.414(c)-2(b)(2)(i), but using the threshold of 50 percent ownership wherever 80 percent appears.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a Common Unit on the applicable date (or if there is no trading in the Common Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event Common Units are not publicly traded at the time a determination of Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.

“Option” means an option to purchase Common Units granted under the Plan.

“Participant” means any Employee, Director or Consultant granted an Award under the Plan.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Phantom Unit” means a notional or phantom unit granted under the Plan which upon vesting entitles the holder to receive one Unit upon vesting.

“Restricted Unit” means a Unit granted under the Plan that is subject to forfeiture provisions and restrictions on its transferability.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

Section 3.  Administration.  The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant, and any beneficiary thereof.

Section 4.  Common Units Available for Awards.

(a) Common Units Available.  Subject to adjustment as provided in Section 4(c), the number of Common Units with respect to which Awards may be granted under the Plan is 10,000,000. To the extent an Award is forfeited or otherwise terminates or is canceled without the delivery of Common Units, then the Common Units covered by such Award, to the extent of such forfeiture, termination or cancellation, shall again be Common Units with respect to which Awards may be granted. If any Award is exercised and less than all of the Common Units covered by such Award are delivered in connection with such exercise, then the Common Units covered by such Award which were not delivered upon such exercise shall again be Common Units with respect to which Awards may be granted. Common Units withheld to satisfy tax withholding obligations of the Company or an Affiliate shall not be considered to have been delivered under the Plan for this purpose.

(b) Sources of Common Units Deliverable Under Awards.  Any Common Units delivered pursuant to an Award shall consist, in whole or in part, of Common Units acquired in the open market, from any Affiliate (including, without limitation, the Partnership) or other Person, or any combination of the foregoing, as determined by the Committee in its discretion. If, at the time of exercise by a Participant of all or a portion of such Participant’s

Award, the Company determines to acquire Common Units in the open market and the Company is prohibited, under applicable law, or the rules and/or regulations promulgated by the Securities and Exchange Committee or the New York Stock Exchange or the policies of the Company or an Affiliate, from acquiring Common Units in the open market, delivery of any Common Units to the Participant in connection with such Participant’s exercise of an Award may be delayed until such reasonable time as the Company is entitled to acquire, and does acquire, Common Units in the open market.

(c) Adjustments.  In the event the Committee determines that any distribution (whether in the form of cash, Common Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Units or other securities of the Partnership, issuance of warrants or other rights to purchase Common Units or other securities of the Partnership, or other similar transaction or event affects the Common Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Common Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Common Units (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award; provided, that the number of Common Units subject to any Award shall always be a whole number.

Section 5.  Eligibility.  Any Employee, Director or Consultant shall be eligible to be designated a Participant.

Section 6.  Awards.

(a) Options.  The Committee shall have the authority to determine the Employees, Directors and Consultants to whom Options shall be granted, the number of Common Units to be covered by each Option, the exercise price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions or intent of the Plan.

(i) Exercise Price.  The purchase price per Common Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted, but may not be less than 100% of the Fair Market Value per Common Unit as of the date of grant.

(ii) Time and Method of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which any payment of the exercise price with respect thereto may be made or deemed to have been made, which may include, without limitation: cash; check acceptable to the Company; a “cashless-broker” exercise (through procedures approved by the Company); other property (including, with the consent of the Committee, the withholding of Common Units that may otherwise be delivered to the optionee upon the exercise of the Option); or any combination thereof, in each case having a value on the exercise date equal to the relevant exercise price.

(iii) Term.  Each Option shall expire as provided in the grant agreement for such Option.

(b) Restricted Units.  The Committee shall have the authority to determine the Employees, Directors and Consultants to whom Restricted Units shall be granted, the number of Restricted Units to be granted to each such Participant, the period and the conditions under which the Restricted Units may become vested or forfeited, which may include, without limitation, the accelerated vesting upon the achievement of specified performance goals or other criteria, and such other terms and conditions as the Committee may establish with respect to such Award, including whether any distributions made by the Partnership with respect to the Restricted Units shall be subject to the same forfeiture and other restrictions as the Restricted Unit. If distributions are so restricted, such distributions shall be held by the Company, without interest, until the Restricted Unit vests or is forfeited with the retained distributions then being paid or forfeited at the same time, as the case may be. Absent such a restriction on distributions in the grant agreement, Partnership distributions shall be paid currently to the holder of the Restricted Unit without restriction.

(c) Phantom Units.  The Committee shall have the authority to determine the Employees, Directors and Consultants to whom Phantom Units shall be granted, the number of Phantom Units to be granted to each such Participant, the period during which the Award remains subject to forfeiture, the conditions under which the Phantom Units may become vested or forfeited, and such other terms and conditions as the Committee may establish with respect to such Award. Upon or as soon as reasonably practical following the vesting of each Phantom Unit, the Participant shall be entitled to receive payment thereof in a single lump sum no later than the fifteenth (15th) day of the third (3rd) month following the date on which vesting occurs and the restrictions lapse. Should the Participant die before receiving all amounts payable hereunder, the balance shall be paid to the Participant’s estate by this date.

(d) DERs.  The Committee shall have the authority to determine the Employees, Directors and Consultants to whom DERs shall be granted, the number of DERs to be granted to each such Participant, the period during which the Award remains subject to forfeiture, the limits, if any, or portion of a DER that is payable, the conditions under which the DERs may become vested or forfeited, and such other terms and conditions as the Committee may establish with respect to such Award. To the extent DER’s are subject to any payment restrictions, any amounts not previously paid shall be paid to the Participant at the time the payment restrictions lapse. Such amounts shall be distributed in a single lump sum no later than the fifteenth (15th) day of the third (3rd) month following the date on which the payment restrictions lapse. Should the Participant die before receiving all amounts payable hereunder, the balance shall be paid to the Participant’s estate by this date.

(e) CUARs.  The Committee shall have the authority to determine the Employees, Directors and Consultants to whom CUARs shall be granted, the number of Common Units to be covered by each grant, the exercise price therefor and the conditions and limitations applicable to the exercise of the CUAR, and such additional terms and conditions as the Committee may establish with respect to such Award.

(f) General.

(i) Awards May Be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.

(A) Each Option shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) No Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(iii) Common Unit Certificates.  All certificates for Common Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Common Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(iv) Consideration for Grants.  Awards may be granted for no cash consideration payable by a Participant or for such consideration payable by a Participant as the Committee determines including, without limitation, services or such minimal cash consideration as may be required by applicable law.

(v) Delivery of Common Units or other Securities and Payment by Participant of Consideration.  No Common Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award grant agreement (including, without limitation, any exercise price or required tax withholding) is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, withholding of Common Units, “cashless-broker” exercises with simultaneous sale, or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the fair market value of any such property so tendered to, or withheld by, the Company, as of the date of such tender, is at least equal to the full amount required to be paid to the Company pursuant to the Plan or the applicable Award agreement.

Section 7.  Amendment and Termination.  Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award agreement or in the Plan:

(i) Amendments to the Plan.  Except as required by applicable law or the rules of the principal securities exchange on which the Common Units are traded and subject to Section 7(ii) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any partner, Participant, other holder or beneficiary of an Award, or other Person.

(ii) Amendments to Awards.  The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(iii), in any Award shall materially reduce the benefit to Participant without the consent of such Participant.

(iii) Adjustment or Termination of Awards Upon the Occurrence of Certain Events.  The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria (if any) included in, Awards in recognition of unusual or significant events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Partnership or the financial statements of the Partnership, of changes in applicable laws, regulations, or accounting principles, or a change in control of the Company (as determined by its Board) or the Partnership (as determined by the Committee), whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Such adjustments may include, without limitation, accelerating the exercisability of an Award, accelerating the date on which the Award will terminate and/or canceling Awards by the issuance or transfer of Common Units having a value equal to the Option’s positive “spread.”

Section 8.  General Provisions.

(a) No Rights to Awards.  No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Termination of Employment.  For purposes of the Plan, unless the Award agreement provides to the contrary, a Participant shall not be deemed to have terminated employment with the Company and its Affiliates or membership from the Board until such date as the Participant is no longer either an Employee of the Company or an Affiliate or a Director, i.e., a change in status from Employee to Director or Director to Employee shall not be a termination.

(c) No Right to Employment or Services.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate, to continue services as a Consultant or to remain a Director, as applicable. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or terminate a consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award agreement. Nothing in the Plan or any Award agreement shall operate or be construed as constituting an employment agreement with any Participant and each Participant shall be an “at will” employee, unless such Participant has entered into a separate written employment or other agreement with the Company or an Affiliate.

(d) Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law, without giving effect to principles of conflicts of law.

(e) Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws.  The Committee may refuse to issue or transfer any Common Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer or such Common Units or such other consideration might violate any applicable law or regulation, the rules of any securities exchange, or entitle the Partnership or an Affiliate to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g) No Trust Fund Created; Unsecured Creditors.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or the Affiliate.

(h) No Fractional Common Units.  No fractional Common Units shall be issued or delivered pursuant to the Plan or any Award, and any such fractional Common Units or any rights thereto shall be canceled, terminated, or otherwise eliminated, without the payment of any consideration therefor.

(i) Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j) Tax Withholding.  The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Common Units or other property) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or the Affiliate to satisfy its withholding obligations for the payment of such taxes.

(k) Facility Payment.  Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Committee may select, and the Company and its Affiliates shall be relieved of any further liability for payment of such amounts.

(l) Participation by Affiliates.  In making Awards to Employees employed by an Affiliate of the Company, the Committee shall be acting on behalf of the Affiliate, and to the extent the Partnership has an obligation to reimburse the Affiliate for compensation paid to Employees for services rendered for the benefit of the Partnership, such payments or reimbursement payments may be made by the Partnership directly to the Affiliate, and, if made to the Company, shall be received by the Company as agent for the Affiliate.

Section 9.  Term of the Plan; Unitholder Approval.  The Plan shall be effective on the date of its approval by the Unitholders of the Partnership and shall continue until the earliest of (i) all available Common Units under the Plan have been paid to Participants, (ii) the termination of the Plan by action of the Board or the Committee or (iii) the 10th anniversary of the date of the approval by the Unitholders of this Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

Section 10.  Section 409A.  Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an additional tax under Code Section 409A and related regulations and United States Department of the Treasury pronouncements (“Section 409A”), that Plan provision or Award will be reformed to the extent practicable to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an Award or require the consent of the Participant. Notwithstanding any provisions in the Plan to the contrary, to the extent that the Participant is a “specified employee” (as defined in Section 409A of the Code and applicable regulatory guidance) subject to the six month delay under Section 409A in distributions under the Plan, no distribution or payment that is subject to Section 409A of the Code shall be made hereunder on account of such Participant’s “separation from service” (as defined in Section 409A of the Code and applicable regulatory guidance) before the date that is the first day of the month that occurs six months after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant or any other date permitted under Section 409A of the Code and applicable regulatory guidance). Any such amount that is otherwise payable within the six-month period following the Participant’s separation from service will be paid in a lump sum without interest.

ENTERPRISE PRODUCTS PARTNERS L.P. PROXY CARD
For the Special Meeting of Unitholders To Be Held On January 29, 2008
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ENTERPRISE PRODUCTS GP, LLC, THE GENERAL
PARTNER OF ENTERPRISE PRODUCTS PARTNERS L.P.
     The undersigned hereby appoints Richard H. Bachmann and Michael A. Creel, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact of the undersigned and hereby authorizes them to represent and vote, as provided on the reverse side of this proxy card, on behalf and in the name of the undersigned, all common units of Enterprise Products Partners L.P. (the “Partnership”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Unitholders of the Partnership to be held at the Partnership’s offices at 1100 Louisiana Street, 18th Floor, Houston, Texas 77002 on Tuesday, January 29, 2008 at 1:00 pm. Houston, Texas time, and at any adjournment or postponement of such meeting, with all powers the undersigned would possess if present at such meeting, and, in their discretion, to vote upon such other business that may properly come before such meeting.
     Your units will be voted as directed on this proxy. If this card is signed and no direction is given for any proposal, it will be voted in favor of the proposals.
(continued and to be marked, dated and signed on the reverse side)

Address Change/Comments

^ FOLD AND DETACH HERE ^

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR”
THE PROPOSAL.
     This Proxy is solicited on behalf of Enterprise Products Partners L.P. (the “Partnership”) by the Board of Directors of Enterprise Products GP, LLC, our general partner, which we refer to as our Board of Directors. The Board of Directors recommends a vote FOR Proposal No. 1. This proxy when properly executed will be voted in the manner directed by the undersigned. If no direction is made, this proxy will be voted as recommended by the Board of Directors in this paragraph.
Mark here for address change. See reverse side ☐

Proposal No. 1	Approval of the terms of the Enterprise Products 2008 Long-Term Incentive Plan, which provides for awards of options to purchase the Partnership’s common units, awards of the Partnership’s restricted units and awards of the Partnership’s phantom units to consultants and employees of EPCO, Inc., which controls the Partnership’s general partner, and EPCO, Inc.’s affiliates and the Partnership’s affiliates who provide services for the Partnership or its subsidiaries and non-employee directors of our general partner.
For ☐	Against ☐	Abstain ☐

I plan to attend the meeting.           WILL ATTEND
                                                        ☐

Signature:	Signature:	Date:

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

^ FOLD AND DETACH HERE ^

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH
ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK
Internet and telephone voting are available through 11:59 PM Eastern Daylight Time on January 28, 2008.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	OR	TELEPHONE

http://www.proxyvoting.com/epd Use the internet to vote your proxy. Have your proxy card in hand when you access the website.		1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
You can view the Proxy Statement on the
Internet at www.eprod.com